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Exhibit 10.3

STATE NATIONAL BANCSHARES, INC.
DIRECTOR FEE STOCK PLAN

Scope and Purpose of Plan

        The purpose of the Director Fee Stock Plan is to provide a means by which State National Bancshares, Inc. (the "Company") may attract, retain and reward competent directors by providing them with the opportunity to participate in the increased value of the Company which their efforts, initiative, and skill have helped produce.

        It is the opinion of a majority of the shareholders of the Company that it is in the best interest of the Company and its shareholders that the Directors of the Company be compensated through the grant of Director Fees that may be taken in cash or in stock, pursuant to the terms of this Plan, as a means of setting the environment for their maximum commitment to the Company and continued association with the Company.

        THEREFORE, the Board of Directors of the Company have authorized the Chairman of the Board of Directors and the President to establish this Director Fee Stock Plan in accordance with the following terms:

SECTION 1: DEFINITIONS

        1.01 "Administrative Committee" means the Administrative Committee established by the Board of Directors of the Company pursuant to Section 3 hereof.

        1.02 "Common Stock" means shares of Common Stock of State National Bancshares, Inc.

        1.03 "Company" means State National Bancshares, Inc. or any successor thereto by merger, consolidation, liquidation, or other reorganization which has made provision for adoption of the Plan and the assumption of the Company's obligations thereunder, as well as any other subsidiary 51% or more of the outstanding common stock which is owned by the Company.

        1.04 "Director" means any person who is duly elected and has become qualified to serve as a member of the Board of Directors of the Company.

        1.05 "Director Fees" means the amount paid by the Company to a Director in consideration of their service as a member of the Board of Directors to the Company.

        1.06 "Effective Date" of the Plan means July 1, 1999.

        1.07 "Employee" means an individual employed by the Company.

        1.08 "Fair Market Value" of the Common Stock shall be the value as established by the Board of Directors in January of each year. The Fair Market Value established each January will be used for that calendar year as provided in Section 4 hereof. From the Effective Date of this Agreement through December 31, 1999, the Fair Market Value of the Common Stock shall be $15.00 (fifteen dollars) per share.

        1.09 "Participant" means a Director who is eligible to make an election.

        1.10 "Plan" means the State National Bancshares, Inc. Director Fee Stock Plan.

        1.11 "Termination Date" means the date a Participant's membership on the Board of Directors of the Company terminates by reason of death, retirement, resignation, discharge, or otherwise.

SECTION 2: ADMINISTRATION

        2.01    Establishment of an Administrative Committee.    The Board of Directors of the Company shall establish an Administrative Committee consisting of two or more executive officers of the Company who are ineligible to become Participants, to administer, construe, and interpret this Plan. No member of the Administrative Committee shall be liable for any act done, or determination made, in good faith. Any Administrative Committee member appointed who shall be an Employee shall serve without compensation, and such person shall automatically cease to be an Administrative Committee member upon his or her termination of employment with the Company. An Administrative Committee member may resign at any time by giving thirty (30) days prior written notice to the Company. The Board of Directors of the Company may remove an Administrative Committee member at any time by written notice, with or without cause, and may appoint a successor Administrative Committee member.

        The Board of Directors of the Company shall act as the Administrator until and unless an Administrative Committee is appointed.

        2.02    Duties of Administrative Committee.    The Administrative Committee shall be responsible for establishing and carrying out the objectives of this Plan, in accordance with its terms. Each December, the Administrative Committee will provide each Director with a form on which he or she will make their election to receive Director Fees in cash or in Common Stock of the Company for the succeeding calendar year.

        2.03    Powers of Administrative Committee.    The Administrative Committee shall have the sole and exclusive authority and responsibility for administering, construing and interpreting this Plan. The Administrative Committee shall have all powers and discretion as may be necessary to discharge its duties and responsibilities under this Plan. Any action on matters within the discretion of the Administrative Committee shall be final and conclusive as to all persons affected. The Administrative Committee shall at all times endeavor to exercise its discretion in a non-discriminatory manner.

        2.04    Administrative Committee Records and Reports.    The Administrative Committee shall maintain adequate books and records of all of its proceedings and acts and all such books of account, records, and other data as may be necessary for administration of this Plan. The Administrative Committee shall make available to each Director, upon written request, such of the Plan's records as pertain to that Director for examination at reasonable times during normal business hours.

SECTION 3: METHOD OF ELECTION

        3.01    Method of Election.    Each December preceding the year the Election shall be effective, each Director will elect whether he or she wants to receive his or her Director Fees in cash or in Common Stock of the Company. This election shall be in writing on a form provided by the Administrative Committee and returned to the Administrative Committee prior to the beginning of the Plan year in question. The election, once made, cannot be changed until the following December.

        3.02    Partial Election.    There shall be no partial elections, i.e., an election must be made such that all Director Fees earned for that year shall be paid either fully in cash or fully in Common Stock (except to the extent that there are fractional shares).

        3.03    Deemed Election.    Should an election form not be returned to the Administrative Committee on time, the election made in the previous year will be deemed to be the election made for the year in which no timely election was made. However, for the 1999 calendar year, each Director shall make his or her election for the period July 1, 1999 to December 31, 1999 prior to July 31, 1999. If no election is made, the Director will be deemed to have elected to receive cash.

SECTION 4: PAYMENT OF DIRECTOR FEES

        4.01    Payment of Fees.    Should a Director elect to receive his or her Director Fees in cash, payment shall be made monthly. Should a Director elect to receive his or her Director Fees in Common Stock, the shares of Common Stock shall be issued annually each January for fees payable for the immediately preceding calendar year.

        4.02    Fractional Shares.    There shall be no fractional shares of Common Stock issued. Upon calculation, pursuant to Section 4.04, of the number of shares to which a Director shall be entitled, if a fractional amount of shares result, cash in lieu of such fractional shares shall be paid to the Director.

        4.03    Determination of Fair Market Value of Common Stock.    The Board of Directors shall determine the Fair Market Value of the Common Stock as soon as this Plan becomes effective, or within a reasonable time. This initial Fair Market Value shall be used for the remainder of the 1999 calendar year. Beginning January of 2000, the Fair Market Value of the Common Stock of the Company shall be determined by the Board of Directors each January. This Fair Market Value shall be used, as provided in Section 4.04, for the calendar year in which it was determined.

        4.04    Calculation of Number of Shares Issued.    The number of shares to be issued shall be calculated by dividing the amount of the Director Fees payable for such year by the Fair Market Value of the Common Stock.

SECTION 5: RESTRICTIONS ON STOCK AND NONALIENATION OF BENEFITS

        5.01    Restriction Legends.    There will be appropriate restriction legends affixed to the Common Stock certificates. The restriction legends shall reflect the following restrictions:

  "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and neither such securities nor any interest therein may be offered, sold, pledged, assigned or otherwise transferred unless (1) a registration statement with respect thereto is effective under the Act and any applicable state securities laws or (2) the Company receives an opinion of counsel, which counsel and opinion are reasonably satisfactory to the Company, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Act or applicable state securities laws."

        5.02    Nonalienation of Benefits.    No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge of the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Administrative Committee, cease and determine, and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such proportion as the Administrative Committee may deem proper.

SECTION 6: AMENDMENT AND DISCONTINUANCE OF PLAN

        The Board of Directors may terminate this Plan at any time. However, any amendment or termination of this Plan shall not affect the rights of Participants to payments due to them, for services performed by them, at or before the time of such amendment or termination.

SECTION 7: GOVERNING LAW

        All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the state of Texas except to the extent Texas law is preempted by federal law. The obligation of the Company to sell and deliver Common Stock under this Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such common Stock. Such issuance of Common Stock shall be done in a manner such that it complies with federal securities and banking regulatory laws.

        IN WITNESS WHEREOF, the undersigned have executed this Plan on behalf of State National Bancshares, Inc. on this 13th day of July, 1999.

/s/ TOM C. NICHOLS Tom C. Nichols, Chairman and Chief Executive Officer

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  Exhibit 10.3
STATE NATIONAL BANCSHARES, INC. DIRECTOR FEE STOCK PLAN